EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Radnor Holdings Corporation:

We consent to the use of our report included herein and to the references to our firm under the headings “Experts,” “Summary Historical and Unaudited Pro Forma Consolidated Financial Data,” and “Selected Consolidated Financial Data” in the prospectus.

As described in Note 14 to the consolidated financial statements, the Company’s consolidated financial statements for fiscal 2002 and consolidated balance sheet for fiscal 2003 have been restated to reflect the expensing of divestiture related costs that were originally accounted for as a prepaid expense.

Our report refers to a change in accounting for certain equity investments and accounting for stock-based compensation. In addition, our report refers to our audit of the adjustments that were applied to revise the fiscal 2001 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the fiscal 2001 consolidated financial statements other than with respect to such adjustments and disclosures.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 8, 2004